Exhibit 4.2

ATOUR LIFESTYLE HOLDINGS LIMITED Class A Ordinary Shares Number Incorporated under the laws of the Cayman Islands Share capital is US$300,000 divided into (a) 2,900,000,000 Class A Ordinary Shares of a par value of US$0.0001 each and (b) 100,000,000 Class 8 Ordinary Shares of a par value of US$0.0001 each is the registered holder of Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of THIS IS TO CERTIFY THAT Association thereof. 20 GIVEN UNDER the common seal of the said Company on THE COMMON SEAL of the said Company was hereunto affixed in the presence of: DIRECTOR